UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.   )

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CSP INC.
(Name of Registrant as Specified In Its Charter)

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On February 4, 2013, CSP Inc. disseminated the following letter to its stockholders:

January 31, 2013
Dear Fellow CSP Stockholder:

We are requesting your vote for CSP’s Board of Directors, for the 2013 Annual Meeting of Stockholders, which has been scheduled for Tuesday, February 12th. There has been a delay in the finalization of your Company’s proxy materials, so the time until the annual meeting is extremely short.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY, TO HELP ASSURE THE PRESENCE OF A QUORUM, SO THAT CSP’s ANNUAL MEETING OF STOCKHOLDERS CAN BE HELD WITHOUT ANY FURTHER DELAY.

Under the leadership of our new President and Chief Executive Officer, Victor Dellovo, CSP Inc. concluded an excellent 2012 Fiscal year, with strong results in the fourth quarter:

- Revenue increased 35% to $22.3 million for Q4 and grew 15% to $84.8 million for Fiscal 2012

- Net income was $4.9 million for our 4th quarter, compared with a net loss of $92 thousand a year ago; Full year net income increased 1690% to $6.6 million from $369 thousand in fiscal 2011

- CSP’s cash position increased by $4.6 million during fiscal 2012, to $20.5 million

- CSP’s stock price appreciated by more than 40% during fiscal 2012

- Over the last twelve months, your Board of Directors has declared three special dividends that totaled to 42 cents per share.

We are executing on a new strategy to capitalize on many opportunities that we see in our markets, including the cross selling of our Systems segment multi-computers with our Services and Systems Integration software and services, to become more of an end-to-end supplier.

We will also be focused upon winning higher-margin consulting business, as well as managed services business, and seek to leverage an increasing number of partnerships across both of CSP’s business segments.

Fiscal 2013 will mark an important transition year for CSP, as we execute on our new strategy that we expect will reduce the year-to-year volatility in our sales, and position your Company for sustained, long-term growth and profitability.

The primary reason for the delay in the mailing of CSP’s proxy materials was that a small hedge fund disclosed its intention to nominate four individuals for election to your Company’s five member Board of Directors.

This fund, the North & Webster Value Opportunities Fund, LP has a history of threatening proxy contests against small publicly traded companies, and then extracting settlement payments from such companies. North & Webster has already disclosed its intention to seek at least $100,000 from CSP.

None of North & Webster’s four director candidates appear to possess any relevant business experience in CSP’s two primary business segments, nor has North & Webster put forth any plan to help grow CSP’s business and create long-term stockholder value.

IF YOU SHOULD RECEIVE ANY PROXY MATERIALS FROM NORTH & WEBSTER,
WE URGE YOU TO COMPLETELY DISREGARD THEM AND TAKE NO ACTION.

YOUR VOTE IS IMPORTANT — WE URGE ALL CSP STOCKHOLDERS TO VOTE
CSP’S DIRECTOR NOMINEES, BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM TODAY

Your vote is very important, no matter how few CSP shares you own.

For your further convenience, you may also vote by phone or Internet, by following the instructions on the enclosed proxy card or voting form. If you have any questions or need any assistance with voting your shares, please contact The Proxy Advisory Group, LLC, who is assisting your Company in this matter, toll-free at (888) 337-7799 or (888) 33-PROXY.

We are optimistic about CSP’s future. Your management and directors are committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders. We thank you for your support.

Sincerely,
/s/ Victor Dellovo
Chief Executive Officer
CSP INC.

Sincerely,
/s/ C. Shelton James
Chairman of the Board
CSP INC.